OLED SUPPLEMENTAL LICENSE AGREEMENT

     THIS OLED SUPPLEMENTAL LICENSE AGREEMENT (this “Agreement”) is entered into effective as of April 19, 2005 (the “Effective Date”), by and between Samsung SDI Co., Ltd. (“Samsung SDI”), an entity incorporated under the laws of the Republic of Korea and having a place of business at 575 Shin-dong, Paldal-ku, Suwon, Kyungki-do 442-391, Korea, and Universal Display Corporation (“Universal Display”), an entity incorporated under the laws of the Commonwealth of Pennsylvania, U.S.A. and having a place of business at 375 Phillips Boulevard, Ewing, New Jersey 08618, U.S.A.

BACKGROUND

     WHEREAS, Universal Display makes and sells certain materials for use in organic light emitting devices;

     WHEREAS, Samsung SDI desires to purchase these materials from Universal Display on the terms and conditions set forth herein;

     WHEREAS, Universal Display and Samsung SDI have on the date hereof entered into an OLED PATENT LICENSE AGREEMENT (the “Main Agreement”) to which this Agreement is a supplement; and

     WHEREAS, terms not defined herein shall have the meanings ascribed to them in the Main Agreement.

     NOW, THEREFORE, intending to be legally bound, Samsung SDI and Universal Display agree as follows:

AGREEMENT

Article 1 Purchase of Commercial Materials

1.1 Samsung SDI Purchase of Phosphorescent Materials

[The confidential material contained herein has been omitted and has been separately filed with the Commission.]

1.2 Reservation of Rights. Nothing herein shall be construed as a license by Universal Display, express or implied, for Samsung SDI, any Permitted Sublicensee or any third party to manufacture and/or sell to Samsung SDI, such Permitted Sublicensee or any other person or entity any Phosphorescent Material or other OLED material covered by the Universal Display Patents or in which Universal Display otherwise has a proprietary interest. Universal Display acknowledges that it is responsible in its discretion for enforcing the Universal Display Patents and its other proprietary rights against other suppliers endeavoring to make or sell any such material without appropriate license rights from Universal Display, and that neither Samsung SDI nor its Permitted Sublicensees is responsible for such enforcement. Nevertheless, Samsung SDI shall refrain from, and shall cause its Permitted Sublicensees to refrain from, encouraging other suppliers to make or develop Phosphorescent Material with the knowledge that the manufacture or development of such material shall use or need to use any Universal Display intellectual property right.

Universal Display/Samsung SDI Confidential	Page 1 of 2

Article 2 Miscellaneous

2.1 Term. The term of this Agreement run for the same length as the Term of the Main Agreement.

2.2 Cross-Default. Any breach under this Agreement shall constitute a breach under the Main Agreement and shall be subject to the applicable cure period set forth therein.

2.3 Survival. The following provisions of this Agreement shall survive the expiration or earlier termination of this Agreement: (a) Sections 1.2 and 2.4; (b) any payment and associated reporting obligations of Samsung SDI respecting Universal Display Materials purchased hereunder [The confidential material contained herein has been omitted and has been separately filed with the Commission.]; and (c) any other provisions necessary to interpret the respective rights and obligations of the parties hereunder.

2.4 Incorporation by Reference. The provisions of Articles 5, 6, 7 and 9 of the Main Agreement are incorporated herein by reference.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized representatives:

Samsung SDI Co., Ltd.		Universal Display Corporation

By:	/s/ Eui Jin Yoo	By:	/s/ Steven V. Abramson

Name:	Eui Jin Yoo	Name:	Steven V. Abramson

Title:	Vice President	Title:	President

Date:	April 11, 2005	Date:	April 19, 2005

Universal Display/Samsung SDI Confidential	Page 2 of 2